EXHIBIT 21

LIST OF SUBSIDIARIES

	Jurisdiction of	Name Under Which
Subsidiary	Incorporation	Subsidiary Does Business

Cordia Communications Corp.	Nevada	Cordia Communications Corp.
My Tel Co, Inc.	New York	My Tel Co, Inc.
CordiaIP Corp.	Nevada	CordiaIP Corp.
Cordia International Corp.	Nevada	Cordia International Corp.
Cordia HK Limited*	Hong Kong	Cordia HK Limited
VOzsIP Corp.*	Nevada	VOzsIP Corp.
Cordia Communications Corp. of Virginia	Virginia	Cordia Communications Corp. of Virginia
My Tel Co, Inc.	Virginia	My Tel Co, Inc.
Cordia International Holdings Group*	British Virgin Islands	Cordia International Holdings Group
Canal West Soluções em Informática, S/A*	Brazil	Canal West Soluções em Informática, S/A
Cordia do Brasil Partcipações Ltda.**	Brazil	Cordia do Brasil Partcipações Ltda.
Cordia Phils., Inc.*	Philippines	Cordia Phils., Inc.
Cordia Australia Pty Limited*	Australia	Cordia Australia Pty Limited
Triamis Group Limited*	Hong Kong	Triamis Group Limited

* These entities are wholly-owned subsidiaries of Registrant’s wholly-owned subsidiary Cordia International Corp.

** This entity is owned by Cordia International Corp. and VOzsIP Corp.